Exhibit 10.3

Employment Contract

between

Spire Global Germany GmbH, Mehlbeerenstraße 282024 Taufkirchen, Germany

- thereinafter the “Employer” or “Company”-

and Mr. Gabriel Oehme, residing at Nestroystrasse 11, 81373 München, Germany

- hereinafter the “Employee” –

The Employer and the Employee collectively the “Parties”, and each individually a “Party”

Preamble

(1) The Employer is affiliated with Spire Global Inc. and as such part of the Spire global group of companies (thereinafter the “Spire Global Group”).

(2) The Employer has employed the Employee as of January 6, 2025 (the “Effective Date”). This (new) contract shall come into force as of September 1, 2025 and replace all preceding agreements regarding the employment.

Now, therefore, in consideration of the mutual premises and covenants contained herein, the Parties hereto agree as follows:

Sec. 1 Scope of duties

(1) As of the Effective Date, the Employee is employed to act as the “ChiefTechnology Officer” of Spire Global Inc. In this position, they will report to the CEO of Spire Global Inc. Their duties will notably include, but will not be limited to, the performance of the following tasks:

•
Working together with the COO, drive transformation of the organization, culture, and focus of the company towards quality execution and profitability
•
Lead corporate enabling functions that touch every aspect of the company, including IT and information security, , procurement, research & development, platform engineering & manufacturing, software engineering & operations, launch management, ground station operations, quality management, technical project management and mission assurance
•
Ensure that a business mindset and appropriate process controls are implemented across Spire as the company grows, without stifling time to market or innovation

(2) The Employee’s normal duties are those reasonably consistent with the above-mentioned functions. The Employer may from time to time also require the Employee to perform other duties in addition to or instead of their duties according to its assessment or its operational need, provided that such duties are commensurate with their experience and/or education.

(3) The Employer may at any time vary the capacity in which the Employee is employed, their job title and/or the nature and scope of their duties provided that such variation does not result in any material or significant loss of status or authority and that the new duties are commensurate with their experience and/or education .

(4) During the term of this employment contract, the Employee shall not undertake any work for companies not affiliated with the Company while they are employed by the Company, nor shall they be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or other entities forming part of the Spire Global Group. In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee’s performance of their functions in accordance with this Agreement.

(5) The Employee warrants that they are entitled to work in the territory of Germany undertaking the type of work for which they are employed by the Company without any additional approvals, have provided the Company with written evidence of such entitlement and will notify the Company immediately if they cease to be so entitled during the term of this Agreement.

Sec. 2 Working Time; Working Place

(1) In general, the working hours for the Employee are 40 hours per week, 8 hours per day, from 9:00 am to 6:00 pm (including lunch break). Given their managerial position the Employee is prepared to work overtime without additional compensation on weekdays, weekends and public holidays, as is required by their responsibilities and allowed by law. The Parties agree that as the work requirements permit, the Employee may make use of flexible working hours.

(2) The Employee’s usual working place will be Mehlbeerenstraße 2
82024 Taufkirchen, Germany. The Employee is, however, prepared to spend their working time in other places and to travel for work purposes both inside Germany as well as abroad, as required by the scope of their work.

Sec. 3 Duration; Termination

(1) The EmploymentEmploymentEmployment Agreement has become effective as of January 6, 2025, and is concluded for an indefinite period.

(2) Prior to commencement of this e the Employee will ensure to have obtained all necessary administrative authorizations regarding their work permit in Germany.

(3) The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date”.

(4) Any termination of this employment contract must be made in writing.

(5) Given the long-term employment relationship between the Employee and other companies of the Spire Global Group the notice period is six months to the end of a calendar month. Statutory extensions of the notice period (sec. 622 BGB / German Civil Code) shall apply equally to both parties.

(6) Termination for good cause (wichtiger Grund, Sec. 626 BGB / German Civil Code) remains unaffected by this provision. Reasons which may lead to a termination for cause (“Cause”) with immediate effect of this Agreement by the Company can consist, amongst others, of

a. an unauthorized use or disclosure by the Employee of the confidential information or trade secrets of the Spire Global Group, which use or disclosure causes material harm to the Spire Global Group;

b. a material failure by the Employee to comply with the Spire Global Group’s written policies or rules after receiving written notification of such failure and if curable, provision of a reasonable cure period of no less than 30 days following the receipt of such notice;

c. the Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony, or their commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Spire Global Group or its affiliates;

d. the Employee’s gross misconduct which results in material harm to the Spire Global Group;

e. fraud, misappropriation, or embezzlement by the Employee;

f. a continuing failure by the Employee to perform their reasonably assigned duties after receiving written notification of such failure and provision of a reasonable cure period of no less than 30 days following the receipt of such notice; or

g. a failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Spire Global Group or any of their directors, officers or employees, if the Spire Global Group has requested their cooperation.

(7) The(7) The employment relationship shall end at the latest at the end of the month in which the Employee reaches the standard retirement age entitling him unreduced statutory full retirement pension.

If the Employee is awarded a pension for full reduction in earning capacity on a permanent basis, the employment relationship shall end on the date on which the pension is first drawn or - if this date is later - on the date on which the corresponding pension notice is served. The employment relationship shall be suspended while the Employee is receiving a temporary reduction in earning capacity pension.

(8) Upon termination of this Agreement for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format, i.e. electronic or physical form, they may exist, materials, credit cards, computer disks and copies of any software and any other property belonging to the Company or any company of the Spire Global Group which may then be in the Employee’s possession or under their power or control including, without limitation, any documents (whether held physically or in electronic storage) belonging to third persons which may be in their possession or under their power or control and relate in any way to the business or affairs of the Company or any company of the Spire Global Group or any supplier, agent, distributor, customer or client of the Company or any company of the Spire Global Group, and the Employee shall not without written consent of the Company retain any copies thereof.

(9) In the event of termination, the Employer shall be entitled to release the Employee from the obligation to perform their work under this employment contract, either on a revocable or irrevocable basis, in whole or in part, with immediate effect, taking into account any outstanding vacation entitlements, while continuing to pay their remuneration until the effective date of the termination, unless special interests of the Employee outweigh the interest of the Company in releasing them.

(10) If the Employee wishes to assert that a termination is socially unjustified or legally invalid for other reasons, they must file an action with the locally competent labor court within three weeks of receipt of the written notice of termination to establish that the employment relationship has not been terminated by the termination (Section 4 sentence 1 KSchG – German Dismissal Protection Act). If the legal invalidity of a termination is not asserted in due time, the termination shall be deemed to have taken legal effect from the beginning (Section 7 KSchG).

Sec. 4 Remuneration

(1) The Employee’s gross annual salary in respect of their work performed under this Agreement shall be EUR 375,000.00 (three hundred seventy-five thousand), subject to all legal and statutory deductions.

(2) The Employee’s annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.

(3) The Company shall pay the statutory employer’s contribution to social security insofar as the Employee is subject to social security contributions. It shall further pay the Employee the employer’s portion to the statutory health insurance pursuant to Chapter 5 of the German Social Code (SGB V).

(4) As an Executive Officer of Spire Global, the Employee is eligible to participate in the Executive Officer Short-Term Incentive Plan (the “Bonus Plan”) under which annual cash bonus awards (the “Cash Awards”) may be provided to eligible Executive Officers. Under this Plan, the Employee’s Target Incentive Award is set at 75% of the gross annual base salary. As set forth in this Plan, the grant of Awards is within the discretion of the Compensation Committee, and the payment of these Awards is subject to several contingencies, including the attainment of company performance goals approved by the Compensation Committee. As such, any Cash Award payments under this Plan will be based 100% on Spire Global’s performance and may be more or less than the Target Incentive Award as previously described. Any payments under this plan may be pro-rated based on changes in gross annual base salary and / or the Target Incentive Award percentage.

Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

(5) In addition to the Employee’s cash compensation which includes an Annual Base Salary and Target Incentive Award, the Employee will also be eligible to receive Equity Award Grants (the “Equity Award Grants”) issued pursuant to the terms of Spire Global’s 2021 Equity Incentive

Plan (the “Plan” or the “Equity Incentive Plan”) and the applicable grant agreement. The actual size of the Equity Award Grants and terms of any such grants will be determined by the Board of Directors or duly designated Compensation Committee, in its sole discretion.

(6) The agreed remuneration shall cover the employee’s entire work performance.

(7) If the Employer pays gratuities, bonuses or other additional special payments over and above the remuneration set out above, which have not been agreed individually in advance, these shall be voluntary benefits provided by the Employer on the basis of a separate decision in each case. A legal claim to the repeated or permanent granting of such voluntary benefits for the future shall not arise even after repeated unconditional payment. Sentences 1 and 2 shall not apply if the benefits are based on an individual contractual agreement with the Employee.

Sec. 4a Payments Due upon Termination

(1) “Change in Control” and “Disability” hereunder have the same meaning such terms have in the Spire Global, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).

(2) “Qualifying Termination” hereunder shall mean if either the Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason.

(3) Qualifying Termination Before a Change in Control or after the Change in Control Period.

If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, the Employee does not contest the validity of the termination notice in court (see sec. 3 (10) of this contract) and the Termination Date occurs before a Change in Control or after the Change in Control Period, then the Company shall, in addition to paying the Employee’s base salary and other compensation earned through the Termination Date, and subject to Sec. 4c. below:

a. pay to the Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), less all legally required and authorized deductions and withholdings, payable in a lump sum on the first regular payroll date immediately following the Termination Date (the “Non-CIC Severance Payment”);

b. pay to the Employee as additional severance pay an amount equal to one hundred percent (100%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Bonus Payment”);

c. pay to Employee as additional severance a lump sum cash payment equal to one hundred percent (100%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) months, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Benefits Continuation Payment”); and

d. pay up to EUR 15,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

(4) Qualifying Termination During the Change in Control Period.

If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, the Employee does not contest the validity of the termination notice in court (see sec. 3 (10) of this contract) and the Termination Date occurs on the date of a Change in Control to occur during the Term or before the eighteen (18) month anniversary of such Change in Control (the “Change in Control Period”), then the Company shall, in addition to paying Employee’s base salary and other compensation earned through the Termination Date, and subject to Sec. 4c. below:

a. pay to Employee as severance pay an amount equal to the sum of (i) one hundred fifty percent (150%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary) (the “CIC Severance Payment”), (ii) one hundred fifty percent (150%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs (the “CIC Bonus Payment”), and (iii) one hundred fifty percent (150%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of eighteen (18) months (the “CIC Benefits Continuation Payment”), in each case less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date; and

b. pay the Outplacement Payments.

c. Vesting of Equity Awards Upon a Change in Control. If a Qualifying Termination occurs with the Termination Date occurring during the Change in Control Period, then, with respect to any equity-based award that has been granted to Employee under the Equity Incentive Plan or otherwise and is outstanding and not fully vested on the Termination Date (an “Equity Award”), and notwithstanding any language in the Company’s equity plan to the contrary, the unvested portion of any Equity Award, including performance based Equity Awards, that are outstanding on the Termination Date will immediately fully vest. Notwithstanding any provision to the contrary in the terms of any Equity Award agreement regarding the expiration date of the Equity Award, if such Equity Award is a stock option, it will remain exercisable until the expiration date of such award and the exercisable period identified in the Equity Award shall not apply.

(5) Other Termination of Employment Events. If Employee’s employment with the Company is terminated by reason of:

a. termination by the Company for Cause; or

b. Employee’s death or Disability, or Employee’s resignation without Good Reason,

then the Company shall pay to the Employee or the Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

Sec. 4b Anticipatory Qualifying Termination.

If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and a Change in Control occurs within ninety (90) calendar days after Employee’s Termination Date, then, subject to Sec. 4c. below, the Employee shall receive an additional cash payment equal to the sum of: (i) fifty percent (50%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount, and (iii) the difference between the CIC Benefits Continuation Payment and the Non-CIC Benefits Continuation Payment, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) calendar days after the date of such Change in Control. With regard to the Employee’s then outstanding equity awards Sec. 4a.(4)(c) above applies correspondingly.

Sec. 4c Conditions to Receive Payments

The Company will not be obligated to make any payments under Sec. 4a.(3) or under Sec. 4a.(4) or under Section 4b. to or on behalf of Employee unless (i) Employee signs a release of claims in a form determined by the Company (the “Release”), (ii) all applicable consideration periods and rescission periods provided by law (if any) with respect to the Release have expired without Employee rescinding the Release, and (iii) Employee is in material compliance with the terms of this Agreement and any other written agreement between Employee and the Company.

Sec. 5 Reimbursement of Expenses

(1) Within the limits of their deductibility by the Company under applicable tax laws, the Company shall fully reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Employee in the proper performance of their duties during the course of their employment with the Company. The Employee shall incur expenses in accordance with the Company’s policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.

(2) Any procurement card supplied to the Employee by the Company shall be used only for expenses properly and necessarily incurred by the Employee in the proper performance of their duties during the course of their employment.

Sec. 6 Continuation of Salary Payments in the Event of Illness

In the event of incapacity to work (see Sec. 13 below), the Employee shall be entitled to receive their full fixed remuneration for the statutory period of six weeks.

Sec. 7 Vacation

(1) The Employee is entitled to a statutory minimum vacation of 20 working days per calendar year. On this basis, the Employer shall grant the Employee contractual leave of a further number of working days as determined under the Employer’s Discretionary Paid-Time-Off Policy.

The Employee shall receive a vacation in accordance with the Company’s paid time off policy. If not used in the previous year there will be no vacation carry over to the next year. The statutory vacation period is always considered to be taken first.

(2) For the year of commencement and termination of this Agreement (in the latter instance in case the termination date is not December 31) the Employee’s vacation period shall be calculated pro rata temporis. If the employment ends in the second half of a calendar year, the entitlement shall be 1/12 per month of the calendar year served, but at least 20 days (full statutory entitlement).

(4) When granting leave, the statutory leave shall be taken first. For contractual leave (second sentence of subsec. (1) above)) the leave entitlement shall expire after the end of the carryover period (31.3. of the following year) even if it cannot be taken due to the Employee's incapacity for work. Only in case of long-term disease, the statutory minimum leave expires 15 months after the end of the year in which it should have been taken.

Sec. 8 Confidential Information

(1) The Employee shall not (except as authorized or required by their employment thereunder) during the continuance of their employment and after the termination use (other than in the proper performance of their duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organization whatsoever any information relating to the organization, business or finances of the Company or any company of the Global Spire Group or any of its customers, agents or suppliers or any of its trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is in possession and shall keep with inviolable secrecy all matters entrusted to their, and the Employee shall use their best endeavors to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any company of the Global Spire Group or any of its or their officers, directors, employees, customers, agents or suppliers.

(2) Any notes, memoranda or copies made by the Employee during the term of this Agreement or at any time thereafter relating to any matter within the scope of the business of the Company or any company of the Spire Group or concerning any of its dealings, transactions or affairs shall be and remain the property of the Company or any company of the Global Spire Group, and the Employee will not either during the term of this Agreement or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any company of the Global Spire Group.

(3) The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any company of the Global Spire Group or any of its or their officers, directors or employees, customers, agents or suppliers or their activities without first obtaining the written permission of the Company.

Sec. 9 IT, E-Mail and Internet Usage

(1) The Employee acknowledges that access to the Company’s computer, email, internet, telephone and other information technology systems (collectively “IT Systems”) is provided for business purposes only.

(2) The Company does not allow its IT Systems to be used to create, send, receive, or store any data that can reasonably be considered illegal, inappropriate, offensive, defamatory, obscene, harassing, or which infringes the rights of a third party.

No foreign programs/files may be copied to the hard disk, installed and/or used on the computer via USB sticks, CD-ROM, similar data carriers or the Internet. Attention must be paid to virus control. Virus protection programs are to be used. Any malfunctions that may be related to a virus infection must be reported immediately to the network administration/system administrator. The retrieval, offering or distribution of illegal content, in particular of a racist or pornographic nature, is prohibited.

(3) The Company reserves the right to access, inspect, review, copy, and delete any of the information, data, or messages accessed through its IT Systems with or without notice to the Employee in order to protect the Company’s interests, if there are indications for misuse or other breaches of employment obligations. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all voicemails, and all file transfers into and out of the Company’s IT Systems. In addition, the Company may review IT Systems activity and analyze usage patterns. Accordingly, the Employee does not have any expectation of privacy as to their IT Systems usage and should not use these systems for information the Employee wishes to keep private.

(5) Use of IT Systems in a manner that breaches the provisions of this Clause 9 or other policies related to IT Systems published by the Company from time to time may constitute a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

Sec. 10 Non-Competition

(1) The Employee undertakes not to enter in their own name and on their own behalf in any business that is in direct or indirect competition with the Company’s or any company of the Spire Global Group’s businesses.

(2) The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any company of the Spire Global Group to cease working for or providing services to the Company or any company of the Sire Global Group.

(3) The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any consultant, supplier, or service provider to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between a consultant, a supplier, or a service provider and the Company or any company of the Spire Global Group.

(4) The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any customer, client or other party receiving goods or services from the Company or any company of the Spire Global Group on the date of termination of this Agreement to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between any such customer, client or other party and the Company or any company of the Spire Global Group.

(5) The undertakings set out in subsections (2) to (4) of this Sec. 10 are applicable during the term of this Agreement.

(6) The Employee agrees that they will never make any negative or disparaging statements (orally or in writing) about the Company, any company of the Spire Global Group or its or their respective stockholders, directors, officers, employees, products, services, or business practices.

Sec. 11 Intellectual Property

(1) The Employee acknowledges and agrees that, to the fullest extent authorized by law, all intellectual property rights which are directly or indirectly related to the Company’s activities and which concern work results created by the Employee in the course of their employment by the Company, upon instruction of the Company or simply by using techniques, means, resources and/or data belonging to the Company, shall be exclusively assigned to the Company, without the Employee having the right to claim any additional remuneration other than that provided for in this Agreement.

(2) Such intellectual property rights shall in particular include, but are not limited to, all present and future author’s rights, moral rights, rights on data bases, design rights or patent rights for the full term thereof, throughout the world.

(3) The assignment of rights to the Company will in particular, but not only include the right to sell, license, reproduce, communicate, translate, adapt, modify and in a general way put on the market either for free or against remuneration.

(4) The Employee irrevocably appoints the Company to be their attorney in fact and on their behalf to execute documents, use their name and do alt things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause 11. A certificate in writing, signed by any officer of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

Sec. 12 Assignment and Pledge

The Employee is not entitled to assign, pledge or otherwise encumber any claims arising from this Agreement without the prior consent of the Employer.

Sec. 13 Notice in Case of Sick Leave

(1) The Employee shall be obliged to notify the Employer without undue delay of any inability to perform their work and the reasons for such inability.

(2) For an inability to work for more than three working days, the Employee shall provide evidence of the nature of the inability. In the event of incapacity for work, a medical certificate shall be submitted. The Employer reserves the right to demand proof of the prevention already from the first day of absence.

Sec. 14 Expiry Clause

(1) All mutual claims arising from the employment relationship and those connected with the employment relationship shall be forfeited if they are not asserted against the other contractual party in text form (Section 126 b BGB) within three months of the due date. In the event of rejection by the other party, the claims must be asserted by legal action within a further period of three months after rejection, otherwise they shall lapse.

(2) The exclusion according to item 1 above shall not apply in the case of liability due to intent or gross negligence as well as in the case of injury to life, body or health.

(3) Furthermore, the exclusion pursuant to Clause 1 above shall not apply to the employee’s claims to the statutory minimum wage and in the case of other claims arising from the law, statutory ordinances, collective bargaining agreements or works agreements which cannot be waived or which can only be waived with the consent of third parties. Any claims to remuneration in excess of this shall, however, be subject to exclusion in accordance with the above subsec. (1).

Sec. 16155 Miscellaneous

(1) There are no ancillary oral or written agreements apart from this this employment contract addressing the Employee’s work for the Employer.

(2) Additions and amendments to this employment contract, including the waiver of this written form requirement, must be made in writing. A company practice is not such an express or individual contractual agreement. Repeated benefits or privileges without an express or individual contractual agreement shall also not constitute a claim for the future.

(3) The Employee is thereby informed that their personal data will be collected, stored and processed, including automatically, on the basis of and in accordance with the legal requirements, in particular the EU General Data Protection Regulation (GDPR) and the German Federal Data Protection Act (BDSG). They confirm that they have read and understood the data protection information enclosed as Annex 1 to this Agreement and thus declare their consent. They declare that they have also read and understood the attached declaration on data secrecy and will sign the declaration of commitment pursuant to Section 53 BDSG, attached as Annex 2.

(4) This Agreement may be executed by the Parties in one or more counterparts (including by means of telecopied, facsimile, PDF, DocuSign or other electronic signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by telecopied, facsimile, PDF, DocuSign or other electronic signature shall constitute original signatures.

(5) The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of their rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Sect. 16.5. The Employee may not assign this Agreement or any rights or obligations hereunder other than to Employee’s estate in the event of the Employee ‘s death.

(6) Amendments, supplements and the cancellation of this employment contract must be made in writing to be effective. This shall also apply to the amendment of this written form clause itself. Excluded are thereby, in particular, amendments to this Agreement resulting from a company practice.

(7) Should individual provisions of this Employment Agreement be or become invalid or impracticable, the validity of the remaining provisions shall remain unaffected. In the event of an invalid provision of this Agreement, the Parties will agree on a replacement provision which is legally valid and corresponds as much as possible to the economic purpose pursued by the invalid provision. The same principles apply in case this service contract proves to be incomplete.

(8) The laws of the Federal Republic of Germany shall apply to this employment contract. pof Spire Global Inc. by Spire Global Inc.

May 12, 2026

Name:	Theresa Condor
Employee, for and on behalf of Spire Global Germany GmbH
/s/ Theresa Condor

Name:	Gabriel Oehme
The Employee
/s/ Gabriel Oehme